Exhibit 3.1.31

Kansas Secretary of State	CK
Certificate for a Kansas Limited Partnership

All information must be completed or this document will not be accepted for filing.

1. Name of the limited partnership:

Carrabba’s/Kansas-I, Limited Partnership

2. Address of registered office in Kansas:

(Address must be a street address. A post office box is unacceptable.)

200 S.W. 30th Street.
Street address

Topeka	Kansas	66603
City	State	Zip

Name of resident agent at the registered office:

The Corporation Company, Inc.

3. Names and addresses of the general partners:

Name	Street address	City	State	Zip
Carrabba’s Kansas, Inc.	2202 N. West Shore Blvd 5th FL	Tampa	Florida	33607

4. The latest date upon which the limited partnership is to dissolve:	December	31	2036
	Month	Day	Year

We declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct.

Executed on the 14th day of June, 2002 by all general partners.
Day Month Year

/s/ Steven T. Shlemon, President, Carrabba’s Kansas, Inc.
General partner	General partner

General partner	General partner